UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 16, 2005
(Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

(616) 654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.        Results of Operations and Financial Condition

On March 16, 2005, Herman Miller, Inc. issued a press release announcing its financial results for the quarter ended February 26, 2005. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.         Financial Statements and Exhibits.

Exhibits.

99.1    Press release dated March 16, 2005.

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SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 16, 2005	HERMAN MILLER, INC. (Registrant) By: /s/ Elizabeth A. Nickels —————————————— Elizabeth A. Nickels Chief Financial Officer

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EXHIBIT INDEX

99.1	Press Release Dated March 16, 2005.

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EXHIBIT 99.1

Release	Immediate
Date	March 16, 2005
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:    Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Reports Financial Results for the Third Quarter FY2005; Sales Increase 16% from the Prior Year

Webcast to be held Thursday, March 17, 2005, at 9:30 AM EST

Herman Miller, Inc., today announced results for the third quarter ended February 26, 2005. Sales were up 16.0% from the year-ago period. Orders and backlog also significantly improved over the prior-year levels, with orders up 10.1% and backlog increasing 9.7%. Net earnings were $16.8 million, or $.24 per share, an increase of 115.4% over net earnings of $7.8 million for the same period in the prior year. Gross margins continued to show significant year-over-year improvement. The ending cash balance grew to $164.2 million, which includes cash flow from operations of $40.5 million for the quarter and also the impact of just under $23 million in share repurchases made during the current quarter.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended

	2/26/05	2/28/04	Percent Change	2/26/05	2/28/04	Percent Change

Net Sales	$382.4	$329.6	16.0%	$1,108.1	$984.4	12.6%
Gross Margin	122.9	99.3	23.8%	355.0	303.0	17.2%
Operating Expenses	93.7	84.8	10.5%	277.1	251.1	10.4%
Restructuring Expenses	0.3	1.1	(72.7%)	0.9	9.4	(90.4%)
Operating Earnings	28.9	13.4	115.7%	77.0	42.5	81.2%
Net Earnings	16.8	7.8	115.4%	46.4	23.0	101.7%
Earnings per share - diluted	0.24	0.11	118.2%	0.65	0.31	109.7%
Orders	341.1	309.9	10.1%	1,113.7	991.5	12.3%
Backlog	215.1	196.0	9.7%

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Consolidated sales for the quarter were $382.4 million, reflecting both year-over-year and sequential growth. Sales were up 16.0% from the same period a year ago and 3.8% from the prior quarter. This represents the third quarter in a row of double-digit year-over-year sales growth, and the highest rate of quarterly sales increases over the prior year since November 2000. The current quarter’s net sales include $5.7 million due to the consolidation of an independent contract furniture dealership as required under the provisions of FIN 46, which was adopted in the fourth quarter of the prior year. Orders in the quarter were $341.1 million, increasing 10.1% from the prior year. Ending backlog was $215.1 million, up $19.1 million or 9.7% from the prior year.

“Exceptional performance in December helped us exceed our sales forecast for the quarter,” said Beth Nickels, Chief Financial Officer. “Heading into the quarter we had a large backlog of government and commercial business that drove our highest monthly sales results in a number of years. Orders did decline around the holidays, but fortunately it was to a much lesser degree than what we traditionally see, and we ended the quarter with a great year-over-year improvement in orders and backlog.”

Despite significantly higher raw material costs, gross margin at 32.1% for the quarter was a marked improvement over the prior year of 30.1%. Gross margins were positively affected by the leverage gained from additional volume, combined with the favorable impacts of the price increase implemented in August.

Operating expenses for the quarter totaled $93.7 million or 24.5% of sales compared to $84.8 million or 25.7% of sales for the same period in fiscal 2004. The current-quarter expenses include $1.6 million associated with dealer consolidations that were not included in the prior year. The remainder of the increase was due primarily to incentive compensation accruals and variable selling costs driven by the higher volumes.

Ms. Nickels added, “Our operating income as a percentage of sales was 7.6% for the quarter, representing the highest it has been since 2001 when we were generating significantly more volume. This continues to validate our increasingly variable operating model. The full impact of our price increase also kicked in during the quarter and offset a large portion of the approximately $5 million in increased steel costs over the prior year.”

The $0.3 million of restructuring charges for the quarter were associated with the previous relocation of the Canton operations. Modest restructuring charges will be reported in the future as the final Canton relocation costs are incurred. The effective tax rate was 35.4% for the quarter, as compared to 22.9% for the same period last year. The lower rate in fiscal year 2004 was due to favorable adjustments for prior years’ taxes.

The company’s ending cash position was $164.2 million. Cash flow from operations for the quarter was a very strong $40.5 million compared to $7.2 million for the same period last year. The prior year’s cash flow from operations included a $26 million voluntary contribution to the company’s employee pension fund. Capital spending for the quarter was $10.0 million compared to $4.6 million for the same period last year. The company also repurchased approximately 859,000 shares of its stock for $22.7 million, at an average price of $26.40 per share during the quarter.

The company expects sales for the fourth quarter of fiscal 2005 to be in a range of $380 million to $400 million. This represents a 7% to 13% increase over the prior year. Earnings per share are estimated at $0.23 to $0.28, which reflect the company’s traditional increase in fourth quarter operating expense spending in support of new product launches.

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Brian Walker, Chief Executive Officer, stated: “We’re thrilled about the sales growth we drove this quarter, and believe this outstanding performance is clear confirmation of our ability to deliver extraordinary value for our customers through innovative workplace solutions. Our improved profitability is a direct result of the continuous improvement efforts of our employee-owners. Their hard work, dedication, and creativity is the cornerstone of our success.”

The company has announced a live webcast to discuss the results of fiscal 2005 third quarter on Thursday, March 17, 2005, at 9:30 a.m. EST. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller provides complete solutions that help create great places to work. Through research, design, manufacture, and distribution of innovative interior furnishings, complemented by furniture management and strategic consulting services, the company serves organizations and individuals around the world. During fiscal 2004, Herman Miller’s award-winning products and services generated $1.34 billion in revenue. The company was also cited in Fortune magazine as the “Most Admired” company in its industry and was again named among Business Ethics magazine’s “100 Best Corporate Citizens.” Herman Miller trades on the NASDAQ stock market under the symbol MLHR. For additional information visit hermanmiller.com.

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Financial highlights for the quarter ended February 26, 2005 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	2/26/05%		2/28/04%

Net Sales	$382.4	100.0%	$329.6	100.0%
Cost of Goods Sold	259.5	67.9%	230.3	69.9%

Gross Margin	122.9	32.1%	99.3	30.1%
Operating Expenses	93.7	24.5%	84.8	25.7%
Restructuring Expenses	0.3	0.1%	1.1	0.3%

Operating Earnings	28.9	7.6%	13.4	4.1%
Other Expense, net	2.7	0.7%	3.3	1.0%

Earnings before Taxes	26.2	6.9%	10.1	3.1%
Income Taxes	9.3	2.4%	2.3	0.7%

Earnings before Minority Interest	16.9	4.4%	7.8	2.4%
Minority Interest, net of Income Taxes	0.1	0.0%	0.0	0.0%

Net Earnings	$16.8	4.4%	$7.8	2.4%

Earnings Per Share - Basic	$0.24		$0.11
Weighted Average Basic Common Shares	69,565,987		72,684,875
Earnings Per Share - Diluted	$0.24		$0.11
Weighted Average Diluted Common Shares	70,208,452		73,228,559

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Herman Miller Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Nine Months Ended

	2/26/05%		2/28/04%

Net Sales	$1,108.1	100.0%	$984.4	100.0%
Cost of Goods Sold	753.1	68.0%	681.4	69.2%

Gross Margin	355.0	32.0%	303.0	30.8%
Operating Expenses	277.1	25.0%	251.1	25.5%
Restructuring Expense	0.9	0.1%	9.4	1.0%

Operating Earnings	77.0	6.9%	42.5	4.3%
Other Expense, net	6.5	0.6%	8.4	0.9%

Earnings Before Taxes	70.5	6.4%	34.1	3.4%
Income Taxes	24.0	2.2%	11.1	1.1%

Earnings before Minority Interest	46.5	4.2%	23.0	2.3%
Minority Interest, net of Income Taxes	0.1	0.0%	0.0	0.0%

Net Earnings	$46.4	4.2%	$23.0	2.3%

Earnings Per Share - Basic	$0.66		$0.32
Weighted Average Basic Common Shares	70,303,607		72,801,498
Earnings Per Share - Diluted	$0.65		$0.31
Weighted Average Diluted Common Shares	70,912,964		73,122,627

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended

	2/26/05	2/28/04

Net Earnings	$46.4	$23.0

Cash Flows provided by Operating Activities	72.7	46.2
Cash Flows used for Investing Activities	(26.5)	(15.1)
Cash Flows used for Financing Activities	(75.8)	(23.5)
Effect of Exchange Rates	4.6	4.1

Net Increase (Decrease) in Cash	(25.0)	11.7
Cash, Beginning of Year	189.2	185.5

Cash, End of Period	$164.2	$197.2

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	2/26/05	5/29/04

	(Unaudited)	(Audited)
Assets
Current assets
Cash and equivalents	$164.2	$189.2
Short-term investments	14.9	10.7
Accounts receivable (net)	152.3	142.4
Inventories	41.3	38.1
Prepaid expenses and other	50.7	50.2

Totals	423.4	430.6
Net property and equipment	194.7	208.5
Other assets	75.7	75.6

Total Assets	$693.8	$714.7

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	$6.4	$8.6
Current long-term debt	13.0	13.0
Notes Payable	0.0	1.5
Accounts Payable	80.9	90.4
Accrued liabilities	158.2	123.8

Totals	258.5	237.3
Long-term debt	193.6	192.7
Other noncurrent liabilities	65.6	90.1
Minority Interest	0.1	0.0
Shareholders' equity	176.0	194.6

Total Liabilities and Shareholders' Equity	$693.8	$714.7

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